Exhibit 99.1
For Immediate Release:
For further information, contact:
Patrick Cassidy
ir@mariner-energy.com
(713) 954-5558
Mariner Energy Reports 2009 Fourth-Quarter and Full-Year Results
And Announces Additional Drilling Success in the Gulf of Mexico Deepwater and Shelf
Houston, Texas/March 1, 2010 — Mariner Energy, Inc. (NYSE: ME) today reported fiscal fourth-quarter and full-year 2009 financial and operating results. For the three months ended December 31, 2009, the company reported net income of $83.3 million or $0.83 per basic and $0.82 per diluted share, compared with a loss of $648.9 million or $7.41 per basic and diluted share for the same period in the prior year. For the full year ended December 31, 2009, the company reported a net loss of $319.4 million ($3.34 per basic and diluted share). This compares to a net loss of $388.7 million ($4.44 per basic and diluted share) for 2008. Excluding a non-recurring, non-cash gain and certain non-cash charges, the company’s adjusted net income for fourth quarter 2009 was $21.0 million or $0.22 per basic and diluted share, and for full-year 2009 adjusted net income was $92.2 million or $0.96 per basic and diluted share. Operating cash flow was $531.1 million for 2009. See the notes below for reconciliation of non-GAAP measures adjusted net income and operating cash flow.
Highlights for 2009 and first quarter 2010 to date include:
•	First quarter 2010 discoveries at Mandy, a deepwater oil field on Mississippi Canyon Block 199, and on South Pass 75, a gas field on the shelf, as well as the previously announced success at the Lucius sidetrack well on Keathley Canyon Block 875.

•	A 2009 drilling success rate of 63% (10 for 16) offshore, including the Heidelberg and Lucius oil fields in the deepwater Gulf of Mexico and the discovery and appraisal onshore of a new oil field at Deadwood in the Permian Basin.

•	Expanding into a new core area in the Gulf Coast with the acquisition of producing properties located principally in South Texas.

•	Building a new leasehold position in unconventional resource plays, including approximately 43,000 net acres in Wyoming, North Dakota and Arkansas principally targeting low-entry-cost oil opportunities.

•	A 12% increase in 2009 year-end estimated proved reserves to 1.087 trillion cubic feet of natural gas equivalent (Tcfe), a reserve replacement rate from all sources of 190% at a cost of $3.24 per thousand cubic feet of natural gas equivalent (Mcfe) (see related notes below), and a year-over-year production increase of 7% to 126.5 billion cubic feet of natural gas equivalent (Bcfe).
“Mariner Energy continues to create and build value, our primary focus. Consistent with our business plan, we expanded onshore into new areas, conventional and unconventional, that should provide predictable and repeatable results going forward, while tapping the significant upside potential in our offshore exploration portfolio, principally in the deepwater. We’ve had another successful year with the drillbit in all areas and realized continued success in the prolific deepwater subsalt play. For the sixth year in a row, we increased our estimated proved oil and gas reserves, which now approach 1.1 Tcfe, a milestone for our company. The increase occurred without a material increase in the percentage of our proved undeveloped reserves. Our proved reserves do not yet reflect any contribution from a number of our deepwater discoveries, including the significant Heidelberg and Lucius discoveries as well as Bushwood, Wide Berth and Dalmatian and include only relatively small amounts from Balboa, Smoothie and the Deadwood field in the Permian Basin. These unbooked projects should significantly enhance reserves and production in future years. More than half of our proved reserves now are onshore. Additionally, almost half of our proved reserves are oil and liquids; and we have evolved into an oil company, especially when the unbooked discoveries, comprised largely of oil and liquids, are considered. Our excellent operational success in 2009 and early 2010 again validates our balanced business model,” said Scott D. Josey, Mariner’s Chairman, Chief Executive Officer and President.

NON-CASH GAIN AND CHARGES
The company’s results for fourth-quarter and full-year 2009 reflect a non-recurring, non-cash gain of $107.3 million attributable to the December 31, 2009 acquisition of the subsidiaries and operations of Edge Petroleum Corporation. Based on lower average commodity prices for 2009, Mariner recorded full cost ceiling test impairments of its proved oil and gas properties in the amount of $754.3 million for full-year 2009 and $49.6 million for fourth quarter 2009. The company also recorded a non-recurring, non-cash charge of $12.0 million at year-end 2009 related to a contingent OIL withdrawal premium. Stock compensation expense of $25.4 million was recorded for the full-year 2009, which includes $7.1 million for the fourth-quarter. These items are detailed below in the reconciliation of adjusted net income, a non-GAAP measure.
FOURTH QUARTER 2009 RESULTS
For fourth quarter 2009, Mariner reported net income of $83.3 million, or $0.83 per basic and $0.82 per diluted share, which reflects the non-cash gain and charges noted above. This compares with a net loss of $648.9 million or $7.41 per basic and diluted share for the same three-month period in the prior year. Adjusted net income, which excludes the non-cash gain and charges, was $21.0 million for fourth quarter 2009, or $0.22 per share (see reconciliation of this non-GAAP measure below).
Net production for fourth quarter 2009 was 30.8 Bcfe, compared with 23.5 Bcfe for fourth quarter 2008. Total natural gas production net to Mariner for fourth quarter 2009 was 20.8 billion cubic feet (Bcf), compared with 16.1 Bcf for the same period in the prior year. Total oil net production for fourth quarter 2009 was 1.2 million barrels (MMBbls), compared with 1.0 MMBbls for the same period in 2008. Natural gas liquids net production for fourth quarter 2009 was 0.4 MMBbls, compared with 0.3 MMBbls for fourth quarter 2008. Mariner has begun posting its estimated monthly production volumes on its website (www.mariner-energy.com) on the last business day of the month following the applicable reporting period. The first such report, disclosing January 2010 estimated production, was posted on February 26, 2010.
For fourth quarter 2009, Mariner’s average realized natural gas price was $6.08 per thousand cubic feet (Mcf) compared with $7.44 per Mcf for the same period in 2008. Mariner’s average realized oil price was $77.96 per barrel (Bbl) for fourth quarter 2009, compared with $65.29 per Bbl for fourth quarter 2008. These average realized prices reflect settlements during the period under Mariner’s hedging program. The average realized NGL price was $41.49 per Bbl for fourth quarter 2009, compared with $26.63 per Bbl for the same period in 2008.
FULL-YEAR 2009 RESULTS
For the year ended December 31, 2009, Mariner reported a net loss of $319.4 million, which equates to a loss of $3.34 per basic and diluted share. For 2008, Mariner reported a net loss of $388.7 million, or $4.44 per basic and diluted share. Adjusted net income, which excludes the non-cash gain and charges noted above, was $92.2 million for 2009 or $0.96 per basic and diluted share (see reconciliation of this non-GAAP measure below).
For the full-year 2009, Mariner reported net production of 126.5 Bcfe, up from 118.4 Bcfe reported in 2008. Daily production averaged more than 347.0 million cubic feet of natural gas equivalent (MMcfe), a record for Mariner. Total natural gas net production during 2009 was 90.8 Bcf at an average realized price of $6.08 per Mcf, compared with 79.8 Bcf for 2008 at an average realized price of $9.31 per Mcf. Total oil net production for 2009 was 4.5 MMBbls at an average realized price of $70.59 per Bbl, compared to 4.9 MMBbls during 2008 at an average realized price of $86.02 per Bbl. These average realized prices reflect settlements during the period under Mariner’s hedging program. Total NGL net production during 2009 was 1.5 MMBbls at an average realized price of $33.10, compared to 1.6 MMBbls at an average realized price of $55.02 per Bbl for the prior year.
Operating cash flow was $531.1 million for the full 2009 fiscal year, compared with $885.9 million in 2008 (see reconciliation of this non-GAAP measure below).

CAPITAL EXPENDITURES
Mariner’s capital expenditures for the fourth-quarter and full-year 2009 are summarized in the table below.

	Fourth	Full-
	Quarter	Year
	2009	2009
	(In Thousands)
Exploration	$39,006	$204,805

Development
Gulf of Mexico – Deepwater	$2,170	$67,538
Gulf of Mexico – Shelf	31,153	179,973
Permian Basin	22,621	59,323

Acquisitions	$239,517	$236,661

Corporate expenditures and other	$696	$38,462

Total Capital Expenditures	$335,163	$786,762

OPERATIONAL UPDATE
Offshore
Mariner was successful in 10 of its 16 offshore wells drilled in 2009. Mariner drilled five offshore wells in fourth quarter 2009, four of which were successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
Green Canyon 490#1 (Wide Berth)	Mariner	56.25%	3,700	Conventional Deepwater
South Marsh Island 10 #4	Mariner	100%	70	Conventional Shelf
Keathley Canyon 875#1 (Lucius)	Anadarko	16.67%	7,100	Deepwater Subsalt
Viosca Knoll 917#1ST2 (Swordfish)	Noble	15%	4,370	Conventional Deepwater
The unsuccessful well during the fourth quarter was South Marsh Island 150 D1ST1.
Subsequent to the end of fourth quarter 2009, Mariner drilled five wells, all of which were successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
Keathley Canyon 875#1ST1 (Lucius)	Anadarko	16.67%	7,100	Deepwater Subsalt
Mississippi Canyon 199#1 (Mandy)	LLOG	35%	2,500	Conventional Deepwater
Mississippi Canyon 199#2 (Mandy)	LLOG	35%	2,500	Conventional Deepwater
South Pass 75 A6ST1	Apache	28.8%	356	Conventional Shelf
South Pass 75 A11 ST2	Apache	28.8%	356	Conventional Shelf
Mariner currently has three rigs working in the Gulf of Mexico.
Onshore
In fourth quarter 2009, Mariner drilled 25 wells in the Permian Basin, of which 21 were successful. The non-commercial wells were shallow gas targets drilled at the company’s Homestake prospect in Edwards County, Texas. Mariner currently has six rigs drilling on its Permian Basin properties. The company participated in 51 onshore wells in 2009.

CONFERENCE CALL TO DISCUSS RESULTS
A conference call has been scheduled for 10:30 a.m. Eastern Time (9:30 a.m. Central Time) on Monday, March 1, 2010, to discuss fiscal 2009 financial and operating results.
To participate in the call, please dial one of the numbers listed below at least 10 minutes prior to the scheduled start time:

Callers from the United States and Canada:	+1 (866) 202-0886
Callers from International locations:	+1 (617) 213-8841.
The conference passcode for both numbers is 8460 0122.
The call also will be webcast live over the Internet and can be accessed through the Investor Information section of Mariner’s website at http://www.mariner-energy.com. Speakers may refer to data in the company’s latest investor presentation, which is accessible on the company’s website under “Investor Information,” then clicking “Webcasts and Presentations.”
A telephonic replay of the call will be available through March 11, 2010 by dialing (888) 286-8010 or (617) 801-6888, pass code 7201 1598. An archive of the webcast will be available shortly after the call on Mariner’s website through March 31, 2010.
About Mariner Energy, Inc.
Mariner Energy is an independent oil and gas exploration, development, and production company headquartered in Houston, Texas, with principal operations in the Permian Basin, Gulf Coast and Gulf of Mexico. For more information about Mariner, visit the company’s website at www.mariner-energy.com.
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MARINER ENERGY, INC.
SELECTED OPERATING DATA
(Unaudited)
Net Production, Realized Prices and Operating Costs

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net production:
Natural gas (Bcf)	20.8	16.1	90.8	79.8
Oil (MMBbls)	1.2	1.0	4.5	4.9
Natural gas liquids (MMBbls)	0.4	0.3	1.5	1.6
Total production (Bcfe)	30.8	23.5	126.5	118.4

Realized prices (net of hedging):
Natural gas ($/Mcf)	$6.08	$7.44	$6.08	$9.31
Oil ($/Bbl)	77.96	65.29	70.59	86.02
Natural gas liquids ($/Bbl)	41.49	26.63	33.10	55.02

Operating costs per Mcfe:
Lease operating expense	$2.72	$2.73	$1.97	$1.96
Severance and ad valorem taxes	0.09	0.15	0.11	0.15
Transportation expense	0.16	0.16	0.15	0.13
General and administrative expense	0.73	1.03	0.63	0.51
Depreciation, depletion and amortization	3.18	3.91	3.16	3.95
Other expense	(0.12)	0.09	0.07	0.03

Estimated Proved Reserves

	As of the Year	As of the Year
	Ended	Ended
	December 31,	December 31,
	2009	2008
Estimated proved natural gas, oil and natural gas liquids reserves:
Natural gas (Bcf)	571.4	558.0
Oil (MMBbls)	52.5	43.8
Natural gas liquids (MMBbls)	33.5	25.5

Total estimated proved reserves (Bcfe)	1,087.1	973.9

Total proved developed reserves (Bcfe)	716.4	677.7

MARINER ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

	(unaudited)
Revenues:
Natural gas sales	$126,512	$119,665	$552,259	$742,370
Oil sales	94,855	63,721	315,642	419,878
Natural gas liquids sales	18,523	7,136	48,921	85,715
Other revenues	399	46,746	26,119	52,544

Total revenues	240,289	237,268	942,941	1,300,507

Cost and Expenses:
Lease operating expense	83,633	64,304	249,449	231,645
Severance and ad valorem taxes	2,742	3,505	14,410	18,191
Transportation expense	4,867	3,708	18,494	14,996
General and administrative expense	22,505	24,333	79,960	60,613
Depreciation, depletion and amortization	98,095	92,095	399,400	467,265
Full cost ceiling test impairment	49,594	575,607	754,325	575,607
Goodwill impairment	—	295,598	—	295,598
Other property impairment	—	15,252	—	15,252
Other miscellaneous expense	(3,654)	2,087	8,306	3,052

Total costs and expenses	257,782	1,076,489	1,524,344	1,682,219

OPERATING LOSS	(17,493)	(839,221)	(581,403)	(381,712)

Other Income/(Expenses):
Interest income	56	386	499	1,362
Interest expense, net of capitalized amounts	(19,058)	(2,757)	(70,134)	(56,398)
Gain on acquisition	107,259	—	107,259	—

Income (Loss) before taxes	70,764	(841,592)	(543,779)	(436,748)
Benefit for income taxes	12,510	192,672	224,370	48,223

Net income (loss)	83,274	(648,920)	(319,409)	(388,525)
Less: net income attributable to non-controlling interest	—	—	—	(188)

Net Income (Loss) Attributable to Mariner	$83,274	$(648,920)	$(319,409)	$(388,713)

Earnings per share:
Net income (loss) per share-basic	$0.83	$(7.41)	$(3.34)	$(4.44)
Net income (loss) per share-diluted	$0.82	$(7.41)	$(3.34)	$(4.44)

Weighted average shares outstanding-basic	100,826	87,623	95,607	87,491
Weighted average shares outstanding-diluted	101,406	87,623	95,607	87,491

MARINER ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$8,919	$3,251
Receivables, net of allowances	148,725	219,920
Insurance receivables	8,452	13,123
Derivative financial instruments	2,239	121,929
Intangible assets	22,615	2,353
Prepaid expenses and other	11,667	14,377
Deferred income tax	9,704	—

Total current assets	212,321	374,953

Property and Equipment:
Proved oil and gas properties, full cost method	5,117,273	4,448,146
Unproved properties, not subject to amortization	292,237	201,121

Total oil and gas properties	5,409,510	4,649,267
Other property and equipment	55,695	53,115
Accumulated depreciation, depletion and amortization:
Proved oil and gas properties	(2,884,411)	(1,767,028)
Other properties	(8,235)	(5,477)

Total accumulated depreciation, depletion and amortization	(2,892,646)	(1,772,505)

Total property and equipment, net	2,572,559	2,929,877
Insurance receivables	—	22,132
Derivative financial instruments	902	—
Deferred income tax	12,491	—
Other Assets, net of amortization	68,932	65,831

TOTAL ASSETS	$2,867,205	$3,392,793

Current Liabilities
Accounts payable	$3,579	$3,837
Accrued liabilities	137,206	107,815
Accrued capital costs	140,941	195,833
Deferred income tax	—	23,148
Abandonment liability	54,915	82,364
Accrued interest	8,262	12,567
Derivative financial instruments	27,708	—

Total current liabilities	372,611	425,564

Long-Term Liabilities
Abandonment liability	362,972	325,880
Deferred income tax	—	319,766
Derivative financial instruments	15,017	—
Long-term debt	1,194,850	1,170,000
Other long-term liabilities	38,800	31,263

Total long-term liabilities	1,611,639	$1,846,909

Stockholders’ Equity
Common stock, $.0001 par value; 180,000,000 shares authorized; 101,806,825 shares issued and outstanding at December 31, 2009; 180,000,000 shares authorized, 88,846,073 shares issued and outstanding at December 31, 2008	10	9
Additional paid-in capital	1,257,526	1,071,347
Accumulated other comprehensive (loss) income	(25,955)	78,181
Accumulated deficit	(348,626)	(29,217)

Total stockholders’ equity	882,955	1,120,320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,867,205	$3,392,793

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION (1)
(in thousands)
(unaudited)

	12 Months Ended December 31,
	2009	2008

Operating cash flow (2)	$531,149	$885,887
Changes in operating assets and liabilities	46,518	(23,870)

Net cash provided by operating activities	$577,667	$862,017

Net cash used in investing activities	$(747,108)	$(1,264,784)

Net cash provided by financing activities	$175,109	$387,429

Increase (Decrease) in cash and cash equivalents	$5,668	$(15,338)

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

(2)	See below for reconciliation of this non-GAAP measure.
Important Information Concerning Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements generally are accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. Forward-looking statements provided in this press release are based on Mariner’s current belief based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake to update its guidance, estimates or other forward-looking statements as conditions change or as additional information becomes available. Estimated reserves are related to hydrocarbon prices. Hydrocarbon prices used in estimating reserves may vary significantly from actual future prices. Therefore, volumes of reserves actually recovered may differ significantly from such estimates. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in Mariner’s latest Annual Report on Form 10-K and other documents filed by Mariner with the Securities and Exchange Commission (SEC). Any of these factors could cause Mariner’s actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read Mariner’s latest Annual Report on Form 10-K and other documents filed by Mariner with the SEC.
“Proved” oil and gas reserves are those that can be estimated with reasonable certainty to be economically and legally producible under existing economic conditions, operating methods and government regulations. “Probable,” “possible” and “non-proved” reserves, reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable involve estimates that by their nature are more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by Mariner. The SEC generally does not permit a company’s filings with the SEC to include estimates of oil or gas resources other than reserves, and any estimated values of such resources, due to concern that resources other than reserves are too speculative and may be misleading.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.

Note on reserve replacement rate: Mariner’s reserve replacement rate reported above was calculated by dividing total estimated proved reserve changes for the period from all sources, including acquisitions and divestitures, by production for the same period. The method Mariner uses to calculate its reserve replacement rate may differ from methods used by other companies to compute similar measures. As a result, its reserve replacement rate may not be comparable to similar measures provided by other companies.

2009 net additions, revisions, conversions, purchases, sales:	239.8 Bcfe
2009 production:	126.5 Bcfe

2009 proved reserves adds/2009 production:	189.6%
Note on reserve replacement cost: Reserve replacement cost is calculated by dividing hydrocarbon development, exploration and acquisition capital expenditures (including capitalized internal costs and excluding hurricane expenditures net of insurance recoveries and non-cash changes to asset retirement obligations) for the period by net estimated proved reserve additions for the period from all sources, including acquisitions and divestitures. Mariner’s calculation of reserve replacement cost includes costs and reserve additions related to the purchase of proved reserves. The method Mariner uses to calculate its reserve replacement cost may differ significantly from methods used by other companies to compute similar measures. As a result, its reserve replacement cost may not be comparable to similar measures provided by other companies. Mariner believes that providing a measure of reserve replacement cost is useful in evaluating the cost, on a per-Mcfe basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, reserve replacement costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, the company cannot assure you that its future reserve replacement costs will not differ materially from those presented.

	2007	2008	2009
	(in millions)
Capital costs related to property acq, expl, and devel	788.6	1,344.1	784.2
Hurricane expenditures, net of insurance recoveries	(12.3)	(60.1)	(6.6)
Proceeds from divestitures	4.1	—	—

Capital expenditures before divestitures ($MM) (1)	780.4	1,284.0	777.6

Reserve additions (Bcfe)	222.6	256.7	239.8
Reserve Replacement Cost/Mcfe	$3.51	$5.00	$3.24

Rolling 3-year capital expenditures			2,842.0
Rolling 3-year reserve additions			719.1
Rolling 3-year Reserve Replacement Cost/Mcfe			$3.95

(1)	Unaudited
Reconciliation of Non-GAAP Measure: Adjusted Net Income
Mariner Energy’s reported net income and earnings per share for the fiscal fourth-quarter and full-year 2009 includes a non-recurring, non-cash gain and non-cash charges. Mariner’s management believes that it is common among investment analysts to consider earnings excluding the effects of these items when evaluating the company’s operating results. These items and their effects on reported earnings for the fiscal fourth-quarter and full-year 2009 are listed below.
•	A non-recurring gain attributable to the December 31, 2009 acquisition of the subsidiaries and operations of Edge Petroleum Corporation positively impacting net income. The $107.3 million non-taxable gain equates to $1.12 for the year and $1.06 for fourth-quarter contribution to basic and diluted earnings per share (EPS).

•	Ceiling test impairments in the fourth-quarter and full-year 2009 negatively impacted net income. For the full-year 2009, the ceiling test impairment was $754.3 million ($494.5 million after tax), for a $5.17 after-tax loss per basic and diluted share. For fourth-quarter 2009, the ceiling test impairment was $49.6 million ($32.5 million after tax), for a $0.32 loss per basic and diluted share.

•	A non-cash charge for a contingent withdrawal premium related to Mariner’s participation in the OIL insurance mutual negatively impacted net income. The additional premium was $12.0 million ($7.9 million after-tax) or a loss per basic and diluted share of $0.08 for the fourth quarter and full-year 2009.

•	Non-cash stock compensation expense in the fourth-quarter and full-year 2009 negatively impacted net income. For the full year 2009, the expense was $25.4 million ($16.5 million after tax), which equates to $0.17 loss per basic and diluted share. For fourth quarter 2009, this charge was $7.1 million ($4.6 million after tax) for a loss per basic and diluted share of $0.05.
Excluding the items above, Mariner would have reported earnings for the fourth quarter 2009 of $21.0 million or $0.22 per basic and diluted share. Fiscal 2009’s full year net income and basic and diluted EPS would have been $92.2 million and $0.96, respectively. Adjusted net income should not be considered in isolation or as a substitute for net income or another measure of financial performance presented in accordance with GAAP. This is further outlined in the table below.
MARINER ENERGY, INC.
RECONCILIATION OF ADJUSTED NET INCOME
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2009
	After-Tax		After-Tax
	Impact (1)	EPS (2)	Impact (1)	EPS (3)
Net income (loss)	$83.3	$0.83	$(319.4)	$(3.34)
Gain on acquisition	(107.3)	(1.06)	(107.3)	(1.12)
Ceiling test impairment	32.5	0.32	494.5	5.17
Contingent OIL premium charges	7.9	0.08	7.9	0.08
Stock compensation expense	4.6	0.05	16.5	0.17
Adjusted net income (non-GAAP)	$21.0	$0.22	$92.2	$0.96

(1)	Calculated using Mariner’s effective tax rate
(2)	Denotes basic earnings per share. In fourth-quarter 2009 Mariner reported $0.82 diluted earnings per share.
(3)	Denotes basic and diluted earnings per share.

Reconciliation of Non-GAAP Measure: Operating Cash Flow
Operating cash flow (OCF) is not a financial or operating measure under generally accepted accounting principles in the United States of America (GAAP). The table below reconciles OCF to related GAAP information. Mariner believes that OCF is a widely accepted financial indicator that provides additional information about its ability to meet its future requirements for debt service, capital expenditures and working capital, but OCF should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

	12 Months Ended
	December 31,
	2009	2008
	(in thousands)
	(Unaudited)
Net cash provided by operating activities	$577,667	$862,017
Less: Changes in operating assets and liabilities	46,518	(23,870)

Operating cash flow (non-GAAP)	$531,149	$885,887